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                                                                    EXHIBIT 99.1

                             SUPPLEMENTAL NOTICE TO
                         INVESTMENT CERTIFICATE HOLDERS
                                       OF
                         PACECO FINANCIAL SERVICES, INC.

                                NOVEMBER 3, 2000


        Paceco Financial Services, Inc. (the "Company") has amended its plan for redeeming the Company's outstanding passbook savings and time certificates (the "Certificates") as described in the initial notice dated October 10, 2000. The initial notice and this Supplemental Notice constitute the plan for redeeming the Certificates and are referred to herein as the "Plan". The amendment provides a means by which the shares of PalWeb Corporation common stock ("PalWeb Shares") held by the Company can be "put" to Mr. Paul Kruger, and Mr. Kruger would agree to purchase the PalWeb Shares at prices sufficient to fully redeem the outstanding principal balances plus accrued interest to the date of redemptions in the Certificate Holders' accounts over approximately a four year period ending December 31, 2004.

        The objective of the Plan is to return to Certificate Holders 100% of their accounts as early as possible. The PalWeb Shares will be placed in a trust with an independent Trustee whose duty will be to dispose of the PalWeb Shares on the most favorable terms available and distribute net proceeds to the Certificate Holders. To provide greater assurance of the return of 100% of Certificate Holders' principal and accrued interest by December 31, 2004, Mr. Paul Kruger will grant the Trustee a put which the Trustee can exercise in December, 2000, and in December of each of the next four calendar years to require Mr. Kruger to pay into the Trust for the benefit of Certificate Holders up to 20% of account balances*, in exchange for a corresponding percentage of the PalWeb Shares. Any exercise of the put to Mr. Kruger, Mr. Kruger's payment into the Trust and the resulting distribution to Certificate Holders will occur in December of each calendar year 2000 through 2004. By "up to 20%", the Company means the difference between annual distributions to Certificate Holders from sources other than Mr. Kruger and 20% of account balances. Certificate Holders will receive a distribution in December, 2000, equal to 20% of their account balances and no less than 20% per year in each of the succeeding four years. In each of the years, if the Company's resources are not adequate to distribute to Certificate Holders at least 20% of their account balances, then the Trustee will exercise the put to Mr. Kruger.

        The put to Mr. Kruger is intended to be exercised if other resources are inadequate. If the Trustee can sell the PalWeb Shares in the market for as much or more than could be realized from the put to Mr. Kruger (20% of account balances in December, 2000, and in each succeeding calendar year), or if the Company has other sources of income with which to pay Certificate Holders 20% or more of the account balances annually, or if some combination of sales of the PalWeb Shares and Paceco income from other sources are sufficient to return at least 20% of the Holders' account balances annually, the PalWeb Shares would not be put to

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Mr. Kruger. If, on the other hand, such other sources are not adequate to return at least 20% of account balances annually, then the Trustee will exercise the put to Mr. Kruger.

        As disclosed in the Company's initial notice dated October 10, 2000, the Company's original plan for redeeming Certificates was to sell the loan portfolio and Pace Properties, Inc. and after setting aside an operating reserve, distribute net proceeds to the Certificate Holders. The estimate of this initial distribution was approximately 30% of account balances, with no assurance as to future distributions. The Plan, as revised, is to distribute 100% of Certificate Holders' account balances (principal plus accrued interest) by December 31, 2004, backed by the put to Mr. Kruger.

        Under the Plan, the outstanding time certificates will continue to accrue interest at the time certificate rate until maturity. At maturity, the rate will be adjusted to the then current passbook rate. The passbook rate will be set from time to time by the Company at its discretion. Effective with this Supplemental Notice, the passbook rate is 2.75% per year. Generally, the passbook rate will be comparable to Oklahoma bank savings account rates. Interest will not be compounded.

        The put to Mr. Kruger will cover both principal and accrued interest, but all distributions to Certificate Holders will be applied first to principal.

        The put is subject to the condition that there shall be no litigation against the Company or its officers, directors, employees, agents or affiliates by or for the benefit of Certificate Holders or their assignees or agents including, but not limited to, actions based on the Company's adoption or implementation of the plan to redeem Certificates described herein and in the Notice to Depositors dated October 10, 2000, or any part thereof. Examples of such litigation would be actions based on the suspension of withdrawals from Certificate Holders' accounts and actions alleging violations of securities laws. In addition, an involuntary bankruptcy of the Company will release Mr. Kruger from the put obligation. Should any such litigation be commenced, Mr. Kruger will be released from his obligation under the put effective as of the commencement of the litigation.

        Notwithstanding the put, the Company acknowledges its obligation to Certificate Holders and will endeavor to distribute amounts equal to Certificate Holders' principal and accrued interest to them as early as possible.

        As a result of the put agreed to by Mr. Kruger, the term of the Trust will be extended to the earlier of, (i) the full redemption of all Certificate Holders' accounts, or (ii) December 31, 2004, or as soon thereafter as the Trustee can distribute the Trust assets. Any PalWeb Shares remaining in the Trust will be distributed to the Company, unless Mr. Kruger defaults and Certificates have not been fully redeemed, in which case the PalWeb Shares, in the discretion of the Trustee, can be distributed pro rata to Certificate Holders or sold by the Trustee and the proceeds distributed to the Certificate Holders. Cash will be distributed in lieu of fractional shares.

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        There is a risk that the combination of the sale of specific assets, sale of PalWeb Shares, the Company's cash flow from operations and Mr. Kruger's financial ability to honor the put will not be adequate to fully return all amounts due to Certificate Holders.

        This Notice does not constitute legal or financial advice, and Certificate Holders are encouraged to consult their personal advisors.

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* The 20% per year beginning in December, 2000, is based on December, 2000 account balances. Under the Plan, in 2001, 25% of the 2001 account balances must be redeemed; in 2002, 33 1/3% of the 2002 account balances must be redeemed; in 2003, 50% of the 2003 account balances must be redeemed and in 2004, 100% of the 2004 account balances must be redeemed.










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